True Drinks Letter to Shareholders;
Provides 2017 Revenue Guidance

IRVINE, CA-- (Marketwire – April 3, 2017) – True Drinks Holdings, Inc. (OTC PINK: TRUU) releases a Letter to Shareholders from its CEO, Kevin Sherman.

“We found instead, that they first got the right people on the bus, the wrong people off the bus, and the right people in the right seats. And then they figured out where to drive it.” – Good to Great, Jim Collins

Dear Shareholders,

As we come to the close of the first quarter of 2017, I am pleased to share an update with you on the current status of True Drinks. Last year was a year of repositioning for True Drinks and AquaBall Naturally Flavored Water. In addition to introducing our new preservative-free formula of AquaBall and commencing production with Niagara Bottling and redesigning our bottle to increase efficiencies and allow entrance into the convenience store channel, we also revamped both our sales team and our sales strategy. The revamp of our sales team started with the hiring of our EVP of Sales, Jeff Culbertson, in April and continued with the addition of two Kraft veterans as our National Sales Managers for the East and West regions. We have also brought in new Regional Sales Managers to handle our new sales strategy. Mr. Culbertson has refocused our team on national and regional grocery chains and the convenience store channel. Over the last nine months, we have developed a robust National DSD (Direct Store Delivery) Network by entering agreements with over 70 distributors in 45 states to service our new account authorizations.

Our entire team from the top to the bottom was heavily involved in this process. In fact, we have all participated in ride-alongs and distributor kick-off events around the country in addition to our daily roles. I am proud of what our team has accomplished. This swift expansion of our brand confirms that we have the right product at the right time with the right team.

Many of our distributor partners became active late in the first quarter of 2017, while more are being onboarded in the second quarter when the remainder of retailer shelf resets are taking place. Our efforts over the last year have been leading up to this large number of resets between March and May of this year. March was a big month for AquaBall with over $800,000 in revenue, with our first quarter finishing at over $1.5 million. With a significant number of resets commencing in April and May, we anticipate a robust second quarter and beyond given our distribution which will reach over 7,000 grocery stores and 7,000 convenience stores by May. Overall, we are very confident in the position we have put the company in to succeed in 2017. While we have never before provided revenue guidance, we are now pleased to release our 2017 gross revenue forecast of $10 million. In addition, we have the necessary cash on our balance sheet to execute our 2017 business plan.

Where does this all lead? First and foremost, AquaBall continues to disrupt the children’s beverage category as a first mover and the only zero sugar option among flavored beverages for children. Secondly, we are the only children’s beverage that can engage in the discussion around ending the trends of childhood obesity and diabetes, two of the most significant health risks facing our youth. Thirdly, we just received notice that we have been awarded with Grocery Headquarters “Beverage Category Trailblazer Award” which only solidifies our standing in a stale category stacked with “me too” excessive sugary beverage offerings for children. Lastly, rebuilding is never easy. It takes tremendous passion, a relentless team effort, and ensuring that you have the right people on the bus. This is a breakout year for AquaBall. Perhaps our greatest challenge is the ability to engage the endless opportunities before us including selling to schools and the military, product innovation, strategic health-related partnerships, and possible expansion to international markets, to name a few.

Regards,

Kevin Sherman
Chief Executive Officer

About True Drinks, Inc.

True Drinks Holdings, Inc., the holding company for True Drinks, Inc., is a healthy beverage provider which produces AquaBallTM Naturally Flavored Water. AquaBall is a healthy alternative to the other products in the children’s beverage market. True Drinks has licensing agreements with Disney and Marvel for use of their characters on bottles of AquaBallTM. AquaBall™ is a naturally flavored, vitamin-enhanced, zero-calorie, preservative-free, dye-free, sugar-free alternative to juice and soda. AquaBall™ is currently available in four flavors: fruit punch, grape, strawberry lemonade and berry. Their target consumers: kids, young adults, and their guardians, are attracted to the product by the entertainment and media characters on the bottle and continue to consume the beverage because of its healthy benefits and great taste. For more information, please visit www.aquaballdrink.com and www.truedrinks.com. Investor information can be found at www.truedrinks.com/investor-relations/. Proudly made in the USA.

FORWARD-LOOKING STATEMENTS

Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if," "should" and "will" and similar expressions as they relate to True Drinks, Inc. are intended to identify such forward-looking statements. True Drinks, Inc. may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations or the anticipated benefits of the merger and other aspects of the proposed merger should not be construed in any manner as a guarantee that such results or other events will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in True Drink's report on Form 10-K filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contact:
Investor Relations
True Drinks, Inc.
18662 MacArthur Blvd., Ste. 110
Irvine, CA 92612
ir@truedrinks.com
949-203-3500